EXHIBIT 99.1


                                 [COMPANY LOGO]



FOR IMMEDIATE RELEASE

CONTACT:   JOSEPH T. SCHEPERS

           VICE PRESIDENT, CORPORATE COMMUNICATIONS
           (770) 419-3355



                CRYOLIFE APPOINTS GERALD B. SEERY VICE PRESIDENT

                           OF INTERNATIONAL OPERATIONS

ATLANTA, GEORGIA... (JULY 7, 2005)... CRYOLIFE, INC. (NYSE: CRY), a biomaterials and biosurgical device company, announced today that Gerald B. Seery has been appointed to the newly created position of Vice President of International Operations. Mr. Seery has been President of CryoLife Europa, based in the U.K. for the past three years, and has returned to the corporate headquarters in Kennesaw, Georgia. Mr. Seery joined CryoLife in 1993 and has held several positions with the Company including Marketing Manager for vascular tissues, Director of Marketing, Vice President of Marketing, and President of the Aurazyme subsidiary. He is a graduate of The Catholic University of America and has an MBA from Columbia University. Mr. Seery will continue to report to Steven
G. Anderson, President and CEO of CryoLife, Inc.

Steven G. Anderson, President and CEO of CryoLife, Inc. stated, "One of the key areas of opportunity and growth for the Company is our international business. CryoLife's international BioGlue(R) sales increased 27% in the first quarter of 2005 compared to the first quarter of 2004. Approximately 22% of BioGlue sales are derived outside the U.S. The consolidation of all of the Company's international operations under Gerry Seery's leadership will enable us to increase our efforts to develop and introduce products in geographic regions outside of the U.S."

The Company markets the Model #100 SynerGraft AV access device, the O'Brien stentless porcine heart valve and BioGlue surgical adhesive in international markets at this time. The Company markets and distributes its products in approximately 60 countries throughout the world. The Company also recently announced its research collaboration with The Magdi Yacoub Institute at The
Imperial   College   in  London,   U.K.   to   improve   xenografts   for  human
transplantation.



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ABOUT CRYOLIFE
Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair.

For additional information about the company, visit CryoLife's web site: http://www.cryolife.com

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